Exhibit 99.1

WhiteHorse Finance, Inc. Establishes New Revolving Credit Facility

NEW YORK, NY, December 31, 2015 – WhiteHorse Finance, Inc. (NASDAQ: WHF) (the “Company”) today announced it has secured a new revolving credit facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A. (“J.P. Morgan”), through its wholly owned, special purpose financing subsidiary, WhiteHorse Finance Credit I, LLC (“WhiteHorse Credit”). The Credit Facility paid off and refinanced a previous secured revolving credit facility between WhiteHorse Finance Warehouse, LLC and Natixis, New York Branch.

The Credit Facility provides for borrowings in an aggregate principal amount up to $200 million with an accordion feature which allows for the expansion of the borrowing limit up to $220 million, subject to consent from the lender and other customary conditions. Borrowings under the Credit Facility are subject to compliance with a net asset value coverage ratio with respect to the value of WhiteHorse Credit’s portfolio. Amounts borrowed under the Credit Facility will mature on December 23, 2019, and bear interest at a rate of LIBOR plus 2.90% per annum.

Jay Carvell, WhiteHorse Finance’s Chief Executive Officer, commented, “This new credit facility provides us with financial flexibility and access to additional capital on favorable terms, allowing us to responsibly lever our capital structure and support the long-term growth of our business. We look forward to partnering with J.P. Morgan in the years ahead.”

About WhiteHorse Finance, Inc.

WhiteHorse Finance, Inc. is a business development company that originates and invests in loans to privately held small-cap companies across a broad range of industries. The Company's investment activities are managed by its investment adviser, H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, L.L.C. (“H.I.G. Capital”).  H.I.G. Capital is a leading global alternative asset manager with approximately $19 billion of capital under management* across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts

Jay Carvell

WhiteHorse Finance, Inc.

214-855-2999

jcarvell@higwhitehorse.com

or

Gerhard Lombard

WhiteHorse Finance, Inc.

214-855-2999

glombard@whitehorsefinance.com

or

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Source: WhiteHorse Finance, Inc.

* Based on total capital commitments to funds managed by H.I.G. Capital and its affiliates.